P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS COMPLETES $1.65 MILLION FINANCING

SAN ANTONIO, Texas -- November 30, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), today announced it has secured a $1.65 million financing for its recently formed division, ASI Energy.

The Company issued three one-year senior secured convertible notes totaling $1.65 million. The notes, together with interest that accrues at the rate of 13% per annum, are convertible into shares of the Company's Common Stock at a conversion price of $0.695 per share, which is a 23.6% premium above fair market value of the Common Stock on the trading date preceding the closing date of November 24, 2006. Upon maturity, any unconverted outstanding principal and interest is due and payable in cash.  The lenders received warrants to purchase 2,374,101 shares of the Company's Common Stock at $0.57 per share, which was slightly above the fair market value of the common stock on the trading date preceding the closing date. Palladium Capital Advisors LLC acted as the sole placement agent and was paid 8% of the note's principal in cash and in warrants.

Lori Jones, CEO, said, "We are pleased that the progress we have made in expanding our oil and gas division has allowed us to obtain this latest round of financing at above market rates. These funds will be used to further expand and diversify our investments in oil and natural gas properties. We are especially pleased with the progress of our investment in Washita County, Oklahoma, and believe that it was instrumental in enabling us to attract high-quality investors for this transaction."

ASI Energy, a division of Analytical Surveys, Inc., is a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. ASI is headquartered in San Antonio, Texas. For more information, please visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.